Dr. Simon Pedder Becomes President and Chief Executive Officer of Cellectar Biosciences

MADISON, Wis., April 2, 2014, – Cellectar Biosciences, Inc. (OTCQX: CLRB), a clinical stage biopharmaceutical company developing innovative agents for the detection and treatment of cancer, announced that effective April 1, 2014, Dr. Simon Pedder transitioned to President and CEO of Cellectar as planned following six months as acting chief executive officer. Dr. Pedder will continue to serve as a director.

“Under Simon’s leadership, Cellectar has already made measurable progress in focusing the company’s development programs, initiating its first Phase II trial and mapping a path toward initial approval of our product candidates,” said Dr. Stephen Hill, Chairman of the Board. “The Board of Directors looks forward to his continued contributions as we work toward advancing our pipeline of promising cancer-targeting agents while optimizing our internal resources and increasing shareholder value.”

“I believe Cellectar’s highly selective cancer-targeting platform technology has the potential to radically change the way a broad range of cancers are detected, treated and monitored,” commented Dr. Pedder. “The challenges that lay before us are to successfully identify the most efficient and risk-mitigating strategies for validating our core technology and prioritizing those indications in which there are significant unmet clinical needs, well-defined regulatory paths and viable commercial markets. Given the shared core platform of our agents, our initial development opportunities should provide a strong foundation from which to expand into additional addressable markets. I am pleased by the progress towards these goals to date, appreciative of the support expressed by shareholders and investigators during this transition and look forward to solid operational execution driving delivery of near-term trial data and long-term success.”

Dr. Pedder was named acting chief executive officer and elected a director of Cellectar in October 2013. He has been involved in four successful new drug applications and his expertise spans many areas, including clinical development, orphan drug development, licensing and public company financing. Prior to joining Cellectar, Dr. Pedder held senior leadership positions at Hoffmann La Roche, including serving as an Officer and Vice President of Pharma Business Oncology. Following his tenure at Roche, Dr. Pedder founded and served as president and chief executive officer of Chelsea Therapeutics, a Charlotte-based public biopharmaceutical company that acquires and develops innovative products for the treatment of a variety of human diseases, including central nervous system disorders.

About Cellectar Biosciences, Inc.

Cellectar Biosciences is developing agents to detect, treat and monitor a broad spectrum of cancers. Using a novel phospholipid ether analog (PLE) platform technology as a targeted delivery and retention vehicle, Cellectar’s compounds are designed to be selectively taken up and retained in cancer cells including cancer stem cells. With the ability to attach both imaging and therapeutic agents to its proprietary delivery platform, Cellectar has developed a portfolio of product candidates engineered to leverage the unique characteristics of cancer cells to “find, treat and follow” malignancies in a highly selective way. I-124-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted PET imaging agent currently being evaluated in a Phase II glioblastoma imaging trial. Additionally, multiple investigator-sponsored Phase I/II clinical trials are ongoing across 11 solid tumor indications. I-131-CLR1404 is a small-molecule, broad-spectrum, cancer-targeted molecular radiotherapeutic that delivers cytotoxic radiation directly and selectively to cancer cells including cancer stem cells. A Phase Ib dose-escalation trial of I-131-CLR1404 in patients with advanced solid tumors was completed in the first quarter of 2014 and results have been submitted to the American Society of Clinical Oncology (ASCO) 2014 Annual Meeting. CLR1502 is a preclinical, cancer-targeted, non-radioactive optical imaging agent for intraoperative tumor margin illumination and non-invasive tumor imaging. For additional information please visit www.cellectar.com

INVESTOR CONTACT

Kate McNeil, Vice President of IR, PR & Corporate Communications

Cellectar Biosciences, Inc.

Phone: (347) 204-4226

Email: kmcneil@cellectar.com

This news release contains forward-looking statements.  You can identify these statements by our use of words such as “may,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “continue,” “plans,” or their negatives or cognates.   These statements are only estimates and predictions and are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to raise additional capital, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement. A complete description of risks and uncertainties related to our business is contained in our periodic reports filed with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2013. These forward-looking statements are made only as of the date hereof, and we disclaim any obligation to update any such forward-looking statements.